EXHIBIT 10.9

UNITRIN, INC. PENSION EQUALIZATION PLAN

As Adopted Effective April 10, 1990

As Amended and Restated Effective January 19, 1995

UNITRIN, INC. PENSION EQUALIZATION PLAN

The Unitrin, Inc. Pension Equalization Plan (the “Plan”) was adopted effective April 10, 1990, and is amended and restated effective January 19, 1995. The Plan is established and maintained by Unitrin, Inc. for the purpose of providing benefits in excess of the limitations on benefits imposed by Section 415 of the Internal Revenue Code for certain of its or its Affiliates’ employees who participate in any Qualified Plan, as hereinafter defined.

Also, only with respect to those Participants hereunder who are Top Hat Participants as defined in Section 1.16 hereof, this Plan shall provide benefits in excess of the limitations on benefits imposed by Section 401(a)(17) of the Internal Revenue Code.

Accordingly, Unitrin, Inc. hereby adopts the Plan pursuant to the terms and provisions set forth below:

ARTICLE I.

DEFINITIONS

Whenever used herein the following terms shall have the meanings hereinafter set forth:

1.1. “Affiliated Company” or “Affiliate” means any corporation, trade or business entity which is a member of a controlled group of corporations, trades or businesses, or an affiliated service group, of which the Company is also a member, as provided in Code Sections 414(b), (c), (m) or (o).

1.2. “Board” means the Board of Directors of the Company.

1.3. “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations relating thereto.

1.4. “Committee” means the Compensation Committee of the Board.

1.5. “Company” means Unitrin, Inc., a Delaware corporation, or, to the extent provided in Section 7.8 below, any successor corporation or other entity resulting from a reorganization, merger or consolidation into or with the Company, or a transfer or sale of substantially all of the assets of the Company.

1.6. “Normal Retirement Age” means a Participant’s age when he has both attained his 65th birthday and completed five Years of Vesting Service under a Qualified Plan.

1.7. “Normal Retirement Date” means the first day of the month coinciding with or next following the date on which a Participant terminates employment with the Company and all Affiliates because of his normal retirement under a Qualified Plan on or after attainment of his Normal Retirement Age.

1.8. “Participant” means an employee of the Company or of an Affiliated Company who at any time after April 10, 1990, is a participant under a Qualified Plan and to whom or with respect to whom a benefit is payable under this Plan. The term “Participant” shall include Top Hat Participants.

1.9. “Plan” means the Unitrin, Inc. Pension Equalization Plan.

1.10. “Qualified Plan” means any tax-qualified defined benefit pension plan maintained by Unitrin, Inc. or any Affiliate and each predecessor, successor or replacement to any such Qualified Plan, excluding any Qualified Plan maintained pursuant to a collective bargaining agreement.

1.11. “Qualified Plan Retirement Benefit” means the aggregate benefit payable to a Participant pursuant to a Qualified Plan by reason of his termination of employment with the Company and all Affiliates for any reason other than death. Where a Qualified Plan provides for an offset to a Participant’s benefit thereunder to reflect payment to a Participant of additional defined benefit pension payments (within the meaning of Code Section 414(j)) under other defined benefit pension plans of the Company or an Affiliated Company, the Participant’s Qualified Plan Retirement Benefit shall be the total value of all such defined benefit pensions.

1.12. “Qualified Plan Surviving Spouse Benefit” means the aggregate benefit payment to the Surviving Spouse of a Participant with respect to the Participant’s Qualified Plan Retirement Benefit in the event of the death of the Participant at any time prior to commencement of payment of his Qualified Plan Retirement Benefit.

1.13. “Supplemental Retirement Benefit” means the benefit payable to a Participant pursuant to the Plan by reason of his termination of employment with the Company and all Affiliates for any reason other than death.

1.14. “Surviving Spouse” means a person who is married to a Participant at the date of his death.

1.15. “Supplemental Surviving Spouse Benefit” means the benefit payable to a Surviving Spouse pursuant to the Plan.

1.16. “Top Hat Participant” means a Participant who qualifies for inclusion in a “select group of management or highly compensated employees” as provided in Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of the Employee Retirement Income Security Act of 1974 and who has been designated as a Top Hat Participant by the Board. Such designation shall be made in writing and shall be filed with the records of this Plan.

1.17. Construction. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.

ARTICLE II.

ELIGIBILITY

An employee who is eligible to receive a Qualified Plan Retirement Benefit, the amount of which is reduced by reason of the application of the limitations on benefits imposed by application of Code Section 415 (or in the case of a Top Hat Participant, is reduced by the limitations on benefits imposed by application of Code Section 401(a)(17)), in each case as in effect on the date for commencement of the Qualified Plan Retirement Benefit, or as in effect at any time thereafter, shall be eligible to receive a Supplemental Retirement Benefit. If a Participant described in the preceding sentence dies prior to commencement of payment of his Qualified Plan Retirement Benefit, his Surviving Spouse shall be eligible to receive a Supplemental Surviving Spouse Benefit.

ARTICLE III.

SUPPLEMENTAL RETIREMENT BENEFIT

3.1. Amount. The Supplemental Retirement Benefit payable to a Participant in the form of a straight life annuity over the lifetime of the Participant only, commencing on his Normal Retirement Date, shall be a monthly amount equal to the difference between (a) and (b) below:

(a) the monthly amount of the Qualified Plan Retirement Benefit to which the Participant would have been entitled if such Benefit were computed without giving effect to the limitations on benefits imposed by application of Code Section 415 (and in the case of a Top Hat Participant, Code Section 401(a)(17)) to plans to which those Sections apply;

LESS

(b) the monthly amount of the Qualified Plan Retirement Benefit payable to the Participant.

The amounts described in (a) and (b) shall be computed as of the date of termination of employment of the Participant with the Company and all Affiliates in the form of a straight life annuity payable over the lifetime of the Participant only commencing on his Normal Retirement Date.

3.2. Form of Benefit. The Supplemental Retirement Benefit payable to a Participant shall be paid in the same form under which the Qualified Plan Retirement Benefit is payable to the Participant. The Participant’s election under a Qualified Plan of any optional form of payment of his Qualified Plan Retirement Benefit (with the valid consent of his Surviving Spouse where required under such Qualified Plan) shall also be applicable to the payment of his Supplemental Retirement Benefit.

3.3. Commencement of Benefit. Payment of the Supplemental Retirement Benefit to a Participant shall commence on the same date as payment of the Qualified Plan Retirement Benefit to the Participant commences. Any election under a Qualified Plan made by the Participant with respect to the commencement of payment of his Qualified Plan Retirement Benefit shall also be applicable with respect to the commencement of payment of his Supplemental Retirement Benefit.

3.4. Actuarial Equivalent. A Supplemental Retirement Benefit which is payable in any form other than a straight life annuity over the lifetime of the Participant, or which commences at any time prior to the Participant’s Normal Retirement Date, shall be the actuarial equivalent of the Supplemental Retirement Benefit set forth in Section 3.1 above as determined by the same actuarial adjustments as those specified in the Qualified Plan with respect to determination of the amount of the Qualified Plan Retirement Benefit on the date for commencement of payment hereunder or on the last day that any such Qualified Plan was in effect.

ARTICLE IV.

SUPPLEMENTAL SURVIVING SPOUSE BENEFIT

4.1. Amount. If a Participant dies prior to commencement of payment of his Qualified Plan Retirement Benefit under circumstances in which a Qualified Plan Surviving Spouse Benefit is payable to his Surviving Spouse, then a Supplemental Surviving Spouse Benefit is payable to his Surviving Spouse as hereinafter provided. The Supplemental Surviving Spouse Benefit payable to a Surviving Spouse shall be a monthly amount equal to the difference between (a) and (b) below:

(a) the monthly amount of the Qualified Plan Surviving Spouse Benefit to which the Surviving Spouse would have been entitled if such Benefit were computed without giving effect to the limitations on benefits imposed by application of Code Section 415 (and in the case of the Surviving Spouse of a Top Hat Participant, Code Section 401(a)(17)) to plans to which those Sections apply;

LESS

(b) the monthly amount of the Qualified Plan Surviving Spouse Benefit payable to the Surviving Spouse.

4.2. Form and Commencement of Benefit. A Supplemental Surviving Spouse Benefit shall be payable over the lifetime of the Surviving Spouse only in monthly installments commencing on the date for commencement to the Surviving Spouse of payment of the Qualified Plan Surviving Spouse Benefit, and terminating on the date of the last payment of the Qualified Plan Surviving Spouse Benefit made before the Surviving Spouse’s death.

ARTICLE V.

ADMINISTRATION OF THE PLAN

5.1. Administration by the Company. The Company, acting through the Committee, shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof.

5.2. General Powers of Administration. The Company shall have such powers and duties with respect to the administration of the Plan as are applicable to the Plan Administrative Committee of Unitrin, Inc. under the Unitrin, Inc. Retirement Plan for Salaried Employees. The Company shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, treasurer, controller, counsel or other person employed or engaged by the Company with respect to the Plan.

ARTICLE VI.

AMENDMENT OR TERMINATION

6.1. Amendment or Termination. The Company intends the Plan to be permanent but reserves the right, subject to Section 6.2, to amend or terminate the Plan when, in the sole opinion of the Company, such amendment or termination is advisable. Any such amendment or termination shall be made pursuant to a resolution of the Board and shall be effective as of the date of such resolution or as specified therein.

6.2. Effect of Amendment or Termination. No amendment or termination of the Plan shall, without the express written consent of the affected current or former Participant or Surviving Spouse, reduce or alter any benefit entitlement (as defined below) of such Participant or Surviving Spouse. The benefit entitlement of any Participant or Surviving Spouse whose benefit hereunder shall have commenced on a date prior to or coincident with the date of a Plan termination or amendment shall be the amount and form of payment hereunder in effect at the time of such termination or amendment. The benefit entitlement of any other Participant or Surviving Spouse shall be the benefit that would be payable hereunder as a life annuity if payment of the Participant’s Qualified Plan Retirement Benefit or the Surviving Spouse’s Qualified Plan Surviving Spouse Benefit were to commence on the date of a Plan termination or amendment; provided that such benefit entitlement shall not exceed the benefit that would be subsequently calculated and payable hereunder as a life annuity if the Plan in effect on the day immediately preceding the date of such Plan termination or amendment were to continue until the Participant’s Qualified Plan Retirement Benefit or the Surviving Spouse’s Qualified Plan Surviving Spouse Benefit actually commences. If the benefit of a Participant is payable in any form other than a straight-life annuity over the lifetime of the Participant, the provisions of Section 3.4 shall be applicable in determining the amount of benefit so payable.

ARTICLE VII.

GENERAL PROVISIONS

7.1. Funding. The Plan at all times shall be entirely unfunded and the Company shall not be required at any time to segregate any assets of the Company for payment of any benefits hereunder. No Participant, Surviving Spouse or any other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under the Plan and any such Participant, Surviving Spouse or other person shall have only the contractual rights of a general unsecured creditor of the Company with respect to any rights under the Plan.

7.2. General Conditions. Except as otherwise expressly provided herein, all terms and conditions of the Qualified Plan applicable to a Qualified Plan Retirement Benefit or a Qualified Plan Surviving Spouse Benefit shall also be applicable to a Supplemental Retirement Benefit or Supplemental Surviving Spouse Benefit payable hereunder. Any Qualified Plan Retirement Benefit or Qualified Plan Surviving Spouse Benefit, or any other benefit payable under a Qualified Plan, shall be paid solely in accordance with the terms and conditions of such Qualified Plan and nothing in this Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of such Qualified Plan.

7.3. No Guaranty of Benefits. Nothing contained in the Plan shall constitute a guaranty by the Company or any other entity or person that the assets of the Company will be sufficient to pay any benefit hereunder.

7.4. No Enlargement of Employee Rights. No Participant or Surviving Spouse shall have any right to a benefit under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Company.

7.5. Spendthrift Provision. No interest of any person or entity in, or right to receive a benefit under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a benefit be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

7.6. Applicable Law. The Plan shall be construed and administered under the laws of the State of Illinois.

7.7. Small Benefits. If the actuarial value of any Supplemental Retirement Benefit or Supplemental Surviving Spouse Benefit is less than or equal to $25,000, the Company may pay the actuarial value of such Benefit to the Participant or Surviving Spouse in a single lump sum in lieu of any further benefit payments hereunder.

7.8. Corporate Successor. The Plan shall not be automatically terminated by a transfer or sale of assets of the Company or by the reorganization, merger or consolidation of the Company into or with any other corporation or other entity, but the Plan shall be continued after such transfer, sale, reorganization, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate subject to the provisions of Section 6.2.

7.9. Unclaimed Benefit. Each Participant shall keep the Company informed of his current address and the current address of his spouse. The Company shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Company within three (3) years after the date on which payment of the Participant’s Supplemental Retirement Benefit may first be made, payment may be made as though the Participant had died at the end of the three-year period. If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant, the Company is unable to locate any Surviving Spouse for the Participant, then the Company shall have no further obligation to pay any benefit hereunder to such Participant or Surviving Spouse or any other person and such benefit shall be irrevocably forfeited.

7.10. Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, neither the Company nor any individual acting as an employee or agent of the Company shall be liable to any Participant, former Participant, Surviving Spouse or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

The Company has executed the Unitrin, Inc. Pension Equalization Plan on January 19, 1995.

UNITRIN, INC.

By:	/s/ Richard C. Vie
President and Chief Executive Officer

FIRST AMENDMENT TO THE UNITRIN, INC. PENSION EQUALIZATION PLAN

as amended and restated effective January 19, 1995

WHEREAS, Unitrin, Inc. (the “Company”) maintains the Unitrin, Inc. Pension Equalization Plan (the “Plan”) for the purpose of providing benefits in excess of those which may be provided under the qualified retirement plans maintained by Unitrin, Inc. and its affiliates, due to limitations imposed by the Internal Revenue Code of 1986, as amended;

WHEREAS, Section 6.1 of the Plan gives the Company, pursuant to a resolution adopted by its Board of Directors, the authority to amend the Plan;

WHEREAS, the Board of Directors of the Company has approved this First Amendment to the Plan;

NOW, THEREFORE, the Plan is hereby amended as of January 1, 2002 as follows:

1. Section 3.1(a) of the Plan is amended in its entirety to read as follows:

“(a) the monthly amount of the Qualified Plan Retirement Benefit to which the Participant would have been entitled if such Benefit were computed: (1) without giving effect to the limitations on benefits imposed by application of Code Section 415 (and in the case of a Top Hat Participant, Code Section 401(a)(17)) to plans to which those Sections apply and (2) by modifying the compensation used to determine such Benefit by including in compensation any amount which a Participant elected to have deducted from his compensation on a pre-tax basis and contributed to a nonqualified deferred compensation plan maintained by the Company or an Affiliate and excluding from compensation any benefits paid or payable to the Participant under such deferred compensation plan;

LESS”

2. Section 4.1(a) of the Plan is amended in its entirety to read as follows:

“(a) the monthly amount of the Qualified Plan Surviving Spouse Benefit to which the Surviving Spouse would have been entitled if such Benefit were computed: (1) without giving effect to the limitations on benefits imposed by application of Code Section 415 (and in the case of a Top Hat Participant, Code Section 401(a)(17)) to plans to which those Sections apply and (2) by modifying the compensation used to determine such Benefit by including in compensation any amount which a Participant elected to have deducted from his compensation on a pre-tax basis and contributed to a nonqualified deferred compensation plan maintained by the Company or an Affiliate and excluding from compensation any benefits paid or payable to the Participant under such deferred compensation plan;

LESS”

The Company has executed this First Amendment to the Unitrin, Inc. Pension Equalization Plan on December 17, 2001.

UNITRIN, INC.

By:	/s/ David F. Bengston
Name:	David F. Bengston
Title:	Vice President

SECOND AMENDMENT TO THE UNITRIN, INC. PENSION EQUALIZATION PLAN

as amended and restated effective January 19, 1995

WHEREAS, Unitrin, Inc. (the “Company”) maintains the Unitrin, Inc. Pension Equalization Plan (the “Plan”) for the purpose of providing benefits in excess of those which may be provided under the qualified retirement plans maintained by Unitrin, Inc. and its affiliates, due to limitations imposed by the Internal Revenue Code of 1986, as amended;

WHEREAS, Section 6.1 of the Plan gives the Company, pursuant to a resolution adopted by its Board of Directors, the authority to amend the Plan;

WHEREAS, the Board of Directors of the Company has authorized the Plan to be amended to provide that the Board shall have the right to delegate the authority to amend the Plan;

NOW, THEREFORE, Section 6.1 of the Plan is hereby amended, effective January 1, 2002, by adding the following sentence at the end thereof:

“Notwithstanding the foregoing, the Board may from time to time by specific resolution delegate its right to amend the Plan to any person or persons and in such event, such person may take such action to amend the Plan in lieu of the Board in accordance with this Section.”

The Company has executed this Second Amendment to the Unitrin, Inc. Pension Equalization Plan on December 17, 2001.

UNITRIN, INC.

By:	/s/ David F. Bengston
Name:	David F. Bengston
Title:	Vice President